UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2017

NOVELIS INC.
(Exact name of registrant as specified in charter)

Canada (State or other jurisdiction of incorporation)	001-32312 (Commission File Number)	98-0442987 (IRS Employer Identification No.)

3560 Lenox Road, Suite 2000 Atlanta, GA 30326
(Address of principal executive offices, including zip code)

(404) 760-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2017, Novelis Inc. (the “Company”) entered into a credit agreement (the “Term Loan Credit Agreement”) among the Company, as borrower, AV Metals Inc. and the other guarantors party thereto, the lenders party thereto, and Standard Chartered Bank, as administrative agent and collateral agent. The Term Loan Credit Agreement provided the Company with $1,800,000,000 of commitments, which the Company borrowed in full (such borrowing, the “Term Loan”) on January 13, 2017. The proceeds of the Term Loan were used to refinance in full the Company’s existing term loan credit agreement, dated as of December 17, 2010, as amended, among the Company, as borrower, AV Metals Inc. and the other guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent (the “Existing Term Loan Credit Agreement”) and to pay related transaction expenses.

The Term Loan matures on June 2, 2022, subject to 0.25% quarterly amortization payments. The Term Loan Credit Agreement also requires customary mandatory prepayments with excess cash flow, asset sale and condemnation proceeds and proceeds of prohibited indebtedness, all subject to customary exceptions. The Term Loan may be prepaid, in full or in part, at any time at the Company’s election without penalty or premium; provided that any optional prepayment in connection with a repricing amendment or refinancing through the issuance of lower priced debt made within six-months after the earlier of (i) completion of the initial syndication of the Term Loan and (ii) April 13, 2017, will be subject to a 1.00% prepayment premium.

The Term Loan accrues interest at three or sixth-month (as selected by the Company) LIBOR plus 1.85%, payable at the end of each three or six-month interest period.

The Term Loan Credit Agreement allows for additional term loans to be issued in an amount not to exceed $300 million (or its equivalent in other currencies) plus an unlimited amount if, after giving effect to such incurrence on a pro forma basis, the senior secured net leverage ratio does not exceed 3.00 to 1.00. The lenders under the Term Loan Credit Agreement have not committed to provide any such additional term loans.

The Term Loan Credit Agreement contains various affirmative covenants, including covenants with respect to our financial statements, litigation and other reporting requirements, insurance, payment of taxes, employee benefits and (subject to certain limitations) causing new subsidiaries to pledge collateral and guarantee our obligations. The Term Loan Credit Agreement also includes various customary negative covenants and events of default, including limitations on the Company’s ability to (1) make certain restricted payments, (2) incur additional indebtedness, (3) sell certain assets, (4) enter into sale and leaseback transactions, (5) make investments, loans and advances, (6) pay dividends or returns of capital and distributions beyond certain amounts, (7) engage in mergers, amalgamations or consolidations, (8) engage in certain transactions with affiliates, and (9) prepay certain indebtedness. The Term Loan Credit Agreement also contains a financial maintenance covenant, prohibiting the Company’s senior secured net leverage ratio as of the last day of each fiscal quarter period and measured on a rolling four quarter basis from exceeding 3.50 to 1.00, subject to customary equity cure rights. The Term Loan Credit Agreement includes a cross-default provision under which lenders could accelerate repayment of the loans if a payment or non-payment default arises under any other indebtedness with an aggregate principal amount of more than $100 million (or under the Company’s $1.0 billion five-year asset based loan facility regardless of the amount outstanding).

Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the Term Loan Credit Agreement. The Term Loan Credit Agreement and related security documents are subject to the Company’s existing Intercreditor Agreement, dated as of December 17, 2010.

The foregoing description of the Term Loan Credit Agreement is a general description and is qualified in its entirety by reference to the Term Loan Credit Agreement, which the Company plans to file as an exhibit to its next quarterly report on Form 10-Q.

Item 1.02. Termination of a Material Definitive Agreement.

On January 13, 2017, the Company applied the proceeds of the Term Loan to repay in full the indebtedness outstanding the Existing Term Credit Agreement, satisfying the obligations of the Company and the guarantors under the Existing Term Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2017	NOVELIS INC.

	By:	/s/ Leslie J. Parrette, Jr.
	Name:	Leslie J. Parrette, Jr.
	Title:	General Counsel and Corporate Secretary

4